UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).
1. Name and Address of Reporting Person
   Pomeroy, David B.
   903 Squire Oaks Drive
   Villa Hills, KY USA 41017
2. Issuer Name and Ticker or Trading Symbol
   Pomeroy Computer Resources, Inc. PMRY
3. IRS Identification Number of Reporting Person, if an entity (voluntary)
   ###-##-####
4. Statement for Month/Year
   01/31/00
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director  (x) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Chief Executive Officer
7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common stock, par value    |      |    | |                  |   |           |2239550 [1]        |      |                           |
$0.01                      |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Stock Options (Right  |3.99    |1/6/0|E   | |           |500|1/6/9|1/6/0|Common      |5000   |       |            |D  |            |
to Buy)               |        |0    |    | |           |0  |5    |0    |stock, par  |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |value $0.01 |       |       |            |   |            |
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Stock Options (Right  |16.63   |1/6/0|J [2| |           |375|1/6/9|1/6/0|Common      |37500  |       |            |D  |            |
to Buy)               |        |0    |]   | |           |00 |7    |2    |stock, par  |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |value $0.01 |       |       |            |   |            |
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Stock Options (Right  |17.50   |1/6/0|E   | |           |250|1/6/9|1/6/0|Common      |25000  |       |            |D  |            |
to Buy)               |        |0    |    | |           |00 |8    |0    |stock, par  |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |value $0.01 |       |       |            |   |            |
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Stock Options (Right  |12.69   |1/6/0|A   | |112500     |   |1/6/0|1/6/0|Common      |112500 |       |285875      |D  |            |
to Buy)               |        |0    |    | |           |   |0    |5    |stock, par  |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |value $0.01 |       |       |            |   |            |
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Explanation of Responses:
1. Includes 22,636 shares owned by his spouse as to which Mr. Pomeroy disclaims beneficial ownership and 36,417 shares held in Pomeroy Computer Resources Inc. 401(k) plan.
2. On January 6, 2000, the Company cancelled these 37,500 options which were originally granted on January 6, 1997.

David B. Pomeroy
SIGNATURE OF REPORTING PERSON
/Signature/

DATE
2/10/00